THE INTERPUBLIC GROUP OF COMPANIES, INC. 2006 PERFORMANCE INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), hereby grants an Option to purchase shares of the Company’s common stock (the “Shares”) to the Participant named below. The terms and conditions of the Option are set forth in this Award Agreement (the “Agreement”), and in The Interpublic Group of Companies, Inc. 2006 Performance Incentive Plan (the “Plan”).

Date of Option Grant	[Date]	Participant’s Name	[First Name][Last Name]
Expiration Date	[Time and Date]		Exercise Price Per Share $[price]
Number of Shares Underlying Option	[Amount]
Vesting	[Vesting provisions to be inserted. Except as set forth in the Plan, the Option may not be exercised during the twelve-month period following the Date of Grant.]
	Date	Percentage of Shares Underlying Option Vested

The terms of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. In case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Jeffrey K. Mook

Senior Vice President, Compensation and Benefits

I have read this Agreement and the Plan, and I understand and agree to their terms and conditions.

____________________________________

Participant’s Signature

Please return a signed copy of this Agreement to IPG’s Human Resources Department no later than [date].

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THE INTERPUBLIC GROUP OF COMPANIES 2006 PERFORMANCE INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AWARD AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Termination of Employment

As set forth in the Plan, the period during which the Participant may exercise this Option after a Termination of Employment is limited. A Participant’s Termination of Employment will be deemed to occur on the date the Participant is withdrawn from the payroll of the Company or its Affiliate, as applicable. For purposes of the Option, if the Participant is not eligible to receive severance pay, the Participant will be deemed to have been withdrawn from the payroll on the day the Participant ceases to provide services to the Company and its Affiliates. If the Participant is entitled to receive severance pay, the Participant will be deemed to have been withdrawn from the payroll on the day the Participant receives his or her last severance payment.

Withholding

As set forth in the Plan, the Company may be required to withhold income and employment taxes when you (or your Beneficiary) exercise the Option. In any event, the Participant (or Beneficiary, if applicable) remains responsible at all times for paying any income and employment taxes with respect to the Option. The Company is not responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

Beneficiary	As set forth in the Plan, rights under this Option may be passed by will or the laws of descent or distribution. The person(s) to whom the Option is so passed is the Participant’s “Beneficiary.”
Adjustments

If a Corporate Transaction has occurred that affects the Common Stock, an anti-dilution adjustment would automatically be completed to preserve, or to prevent enlargement of, the benefits or potential benefits available under the Option, in such manner as to adjust the number and kind of shares that are subject to the Option and/or the exercise price of the Option.

Postponement of Exercise and/or Delivery

The exercise of this Option and/or issuance or delivery of Shares may be postponed under certain circumstances specified in the Plan; provided that such postponement shall not be exercised in a manner that would constitute a feature for the deferral of compensation or a modification of the Option that results in the Option being subject to Section 409A of the Internal Revenue Code of 1986, as amended.

Interpretation and Construction

This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in this Agreement or the Plan) shall be binding and conclusive.

Entire Understanding

This Agreement and the Plan constitute the entire understanding between you and the Company and its Affiliates regarding the Option. Any prior agreements, commitments, or negotiations concerning the Option are superseded.